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                [Letterhead of Calfee, Halter & Griswold LLP]

                                                                     Exhibit 5.1

                                  June 19, 1998


Pioneer-Standard Electronics, Inc.
Pioneer-Standard Financial Trust
4800 East 131st Street
Cleveland, Ohio 44105

                  In connection with the registration under the Securities Act of 1933 (the "Act") of (a) 2,875,000 of the 6 3/4 % Convertible Trust Preferred Securities (liquidation amount $50 per preferred security) of Pioneer-Standard Financial Trust, a Delaware statutory business trust (the "Trust") (the "Preferred Securities"), representing preferred undivided beneficial interests in the assets of the Trust, issued pursuant to the Amended and Restated Trust Agreement, dated as of March 23, 1998 (the "Trust Agreement"), among Pioneer-Standard Electronics, Inc. (the "Company"), as Depositor, The Wilmington Trust Company, as Property Trustee (the "Property Trustee"), The Wilmington Trust Company, as Delaware Trustee (the "Delaware Trustee"), and the administrative trustees named therein (the "Administrative Trustees"), (b) 143,750,000 aggregate principal amount of the 6 3/4 % Convertible Subordinated Debentures due March 31, 2028 (the "Debentures") of the Company issued and sold to the Trust pursuant to the Indenture, dated March 23, 1998 (the "Indenture"), between the Company and The Wilmington Trust Company, as Trustee (the "Debenture Trustee"), (c) the Preferred Securities Guarantee (the "Guarantee") by the Company pursuant to the Guarantee Agreement, dated as of March 23, 1998 (the "Guarantee Agreement") between the Company and The Wilmington Trust Company, as Guarantee Trustee (the "Guarantee Trustee"), and (d) 9,126,975 of the Common Shares, without par value (the "Common Shares"), of the Company initially issuable upon conversion of the Preferred Securities or the Debentures, we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for this opinion. Upon the basis of such examination, we advise you that, in our opinion:

                  (1) The Debentures have been duly authorized, executed and delivered by the Company and constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles;
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Pioneer-Standard Electronics, Inc.
Pioneer-Standard Financial Trust
June 19, 1998
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                  (2) The Guarantee Agreement has been duly authorized, executed and delivered by the Company and the Guarantee constitutes the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles;

                  (3) The Common Shares initially issuable upon conversion of the Preferred Securities or the Debentures, when duly issued upon conversion of the Preferred Securities or the Debentures, will be validly issued, fully paid and nonassessable.

                  We are admitted to the practice of law only in the State of Ohio and the opinions set forth above are limited to the federal law of the United States of America, the laws of the State of Ohio and the General Corporation Law of the State of Delaware. Insofar as the opinions set forth in paragraphs (1) and (2) involve matters of New York law, we have assumed, with your permission, that the application of the laws of the State of New York to such matters would have the same effect as would the application of the laws of the State of Ohio to such matters if such matters were governed by Ohio law. We express no opinion as to whether the laws of the State of New York are applied with the same effect as the laws of the State of Ohio.

                  We understand that you have received an opinion regarding the Preferred Securities from Richards, Layton & Finger, P.A., special Delaware counsel for the Company and the Trust. We are expressing no opinion with respect to the matters contained in such opinion.

                  In rendering the foregoing opinion, we have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed that (i) the Indenture has been duly authorized, executed and delivered by the Debenture Trustee, (ii) the Trust Agreement has been duly authorized, executed and delivered by each of the Property Trustee and the Delaware Trustee, (iii) the Guarantee Agreement has been duly authorized, executed and delivered by the Guarantee Trustee, (iv) the Debentures conform to the specimen thereof examined by us, (v) the Debenture Trustee's certificate of authentication on the Debentures has been manually signed by one of the Debenture Trustee's authorized officers, (vi) the certificates for the Common Shares issuable upon conversion of the Preferred Securities or the Debentures will conform to the specimen thereof examined by us and will have been duly registered and countersigned by the registrar and transfer agent of the Common Shares, and (vii) the signatures on all documents examined by us are genuine, assumptions which we have not independently verified.
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Pioneer-Standard Electronics, Inc.
Pioneer-Standard Financial Trust
June 19, 1998
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                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Validity of Securities." In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                                   Very truly yours,


                                                   CALFEE, HALTER & GRISWOLD LLP